Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated May 14, 2010 relating to the financial statements of KII, Inc. and Kuchera Industries, LLC as of and for the years ended December 31, 2009 and 2008 and of our report dated February 26, 2010 relating to the financial statements of Kuchera Defense Systems, Inc. as of and for the years ended June 30, 2009 and 2008 in this Post-Effective Amendment No. 5 on Form S-1 to Form S-1 Registration Statement (File No. 333-136586) of API Technologies Corp. and related prospectus.

We also consent, to the reference to us under the caption “Experts” in this Post-Effective Amendment No. 5 on Form S-1 to Form S-1 Registration Statement (File No. 333-136586) and related prospectus.

/s/ WithumSmith+Brown, PC
New Brunswick, New Jersey
September 29, 2010